Exhibit 14

Code of Business Conduct & Ethics

Cryo-Cell International, Inc. (the “Company”) is committed to the highest level of ethical behavior and the Company's business success depends upon the reputation of the Company and its directors, officers and employees to perform with the highest level of integrity and principled business conduct. This Code of Business Conduct and Ethics (the “Code”) applies to all directors, officers and employees of the Company and covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all of the Company’s employees, officers and directors. All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants. For purposes of this Code, references to “employees” include employees, officers and directors of the Company.

If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 15 of this Code.

1. Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

If requested, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

2. Conflicts of Interest

A conflict of interest exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, officers and directors and their family members may create conflicts of interest. Employees, officers and directors shall neither request, nor receive, any personal loans from the Company that is prohibited by applicable law.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 15 of this Code.

3. Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to tip others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing employees trading in securities of the Company. This policy has been distributed to every employee. If you have any questions, please consult the Chief Financial Officer.

4. Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5. Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value (no more than $50), (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

6. Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

7. Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

8. Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, for non-exempt employees, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Company’s controller.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company’s Chief Financial Officer. All e-mail communications are the property of the Company and employees, officers and directors should not expect that Company or personal e-mail communications are private.

9. Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by an executive officer of the Company or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee should have executed a confidentiality agreement when he or she began his or her employment with the Company. You must not disclose confidential information to anyone outside the Company, including to family and friends, except when disclosure is required for business purposes, and only then, when proper steps have been taken to keep the information confidential, including, if appropriate, a written nondisclosure agreement approved by the Chief Executive Officer or Chief Financial Officer. You must also maintain the confidentiality of information received from third parties. However, you must not accept non-public information provided by a third party with the condition or understanding that you will keep such information confidential, unless such information is subject to a written nondisclosure agreement approved by the Chief Executive Officer or Chief Financial Officer.

Federal and state laws govern the Company’s ability to obtain and, in some cases, to use and disclose data that we may need to conduct certain activities. The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) requires the Department of Health and Human Services to issue a series of regulations establishing standards for the electronic transmission of certain health information. The Company is not subject to HIPAA because the Company does not engage in certain electronic transactions related to the reimbursement of healthcare providers and because blood and tissue procurement and banking activities are exempt. However, the healthcare providers that collect umbilical cord blood for the Company’s customers are subject to HIPAA. The identifiable information shared is only what is permitted by HIPAA. In 2009, a portion of the American Recovery and Reinvestment Act of 2009 modified HIPAA under the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”). While the Company is still not subject to HIPAA for the reasons stated above the Company may incur material expenses associated with compliance efforts. In addition, compliance may require management to spend substantial time and effort on compliance measures.

10. Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

11. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s executive management can provide guidance to you in this area.

12. Rules to Promote Full, Fair, Accurate, Timely and Understandable Disclosure

As a public company, the Company has a responsibility to report financial information to security holders so that they are provided with accurate information in all material respects about the Company’s financial condition and results of operations. It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations. Further, it is the Company’s policy to promote full, fair, accurate, timely and understandable disclosure in all Company reports required to be filed with or submitted to the Commission, as required by applicable laws, rules and regulations then in effect, and in other public communications made by the Company.

You may be called upon to provide or prepare necessary information to ensure that the Company’s public reports are complete, fair and understandable. The Company expects you to take this responsibility seriously and to provide accurate information related to the Company’s public disclosure requirements.

All books and records of the Company shall fully and fairly reflect all Company transactions in accordance with accounting principles generally accepted in the United States of America, and any other financial reporting or accounting regulations to which the Company is subject. No entries to the Company’s books and records shall be made or omitted to intentionally conceal or disguise the true nature of any transaction. All Company books and records shall be maintained in accordance with the Company’s established disclosure controls and procedures and internal controls for financial reporting, as such controls may be amended from time to time.

You must report any questionable accounting or auditing matters that may come to your attention. This applies to all operating reports or records prepared for internal or external purposes, such as sales or backlog information.

To maintain fair and accurate public communications and otherwise comply with applicable law, rules and regulations, the Company has established policies regarding communications with the public, the press, market professionals, including analysts, institutional investors and advisors, and stockholders. Only the Chief Executive Officer or Chief Financial Officer, or their authorized designees, are authorized to speak on behalf of the Company. If you receive calls from or inquiries from the public, the press, market professionals, or stockholders, you should refrain from discussing any matters with these individuals and refer the call to the Chief Executive Officer or Chief Financial Officer. All communications to public audiences, including at scientific conferences or trade shows, requires the prior approval of the Chief Executive Officer or Chief Financial Officer.

13. Waivers of the Code of Business Conduct and Ethics and Amendments

Any waiver of any provision of this Code for an employee other than an executive officer or director may be approved by our Chief Executive Officer or Chief Financial Officer. The Chief Executive Officer and Chief Financial Officer shall report any waivers of the Code of Business Conduct to the Audit Committee at the next meeting following the waiver. Any waiver of any provision of this Code for a director or an executive officer must be approved by our Board of Directors or its designated committee and will be promptly disclosed as required by law or stock exchange regulation.

The Company’s Board of Directors reserves the right to amend, alter or terminate this Code at any time and for any reasons, subject to applicable law, rules and regulations. The Company will publically disclose any amendments to this Code to the extent required by applicable laws, rules and regulations.

14. Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct. Employees must read the Company’s Policy on Reports of Questionable Accounting or Auditing Practices, which describes the Company’s procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

15. Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

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Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.
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Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.
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Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or your human resources manager.
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You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The

Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.
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Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

16. Disclosure of Code

This Code shall be posted on the Company’s website. The fact that this Code is posted on the website shall be disclosed in the Company’s Form 10-K each year. The Company shall also make such other disclosure of this Code as is required by law.

CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

The Company has a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company. The CEO and all senior financial officers, including the CFO and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the CEO and senior financial officers are subject to the following additional specific policies which are intended to be a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder:

1. The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the CFO, the Controller, or the chair of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities to make full and accurate disclosure of all material matters in the Company’s public filings.

2. The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3. The CEO and each senior financial officer shall promptly bring to the attention of the CEO or the Audit Committee any information he or she may have concerning any violation of the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4. The CEO and each senior financial officer shall promptly bring to the attention of the CEO or the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.